UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005

ANNTAYLOR STORES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 30, 2005, AnnTaylor Stores Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Laura Weil pursuant to which the Company will employ her as Senior Executive Vice President and Chief Operating Officer. A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference, and a summary description of the material terms of the Agreement appears under Item 5.02 of this Form 8-K and is incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the Agreement, the Company will employ Ms. Weil as the Company’s Senior Executive Vice President and Chief Operating Officer. Ms. Weil is expected to join the Company around the beginning of October (the “Start Date”). She will report to Kay Krill, the Company’s President. A brief description of the material terms of the Agreement is set forth below and is qualified in its entirety by the attached Agreement. A copy of the press release announcing Ms. Weil’s appointment is attached hereto as Exhibit 99.1.

The Agreement provides that Ms. Weil will receive an annual base salary of $700,000 and a sign-on bonus of $200,000, which bonus must be repaid if she voluntarily leaves the Company within one year, other than for “Good Reason” (as defined in the Agreement).

Ms. Weil is also eligible to participate in the Company’s Annual Management Incentive Plan (“AMIP Plan”) with a target level of 70% of her base salary and in the Company’s Long Term Incentive Plan (“LTIP Plan”), commencing with the 2005-2007 cycle, with a target level of 40% of her base salary. The Company has guaranteed Ms. Weil a bonus of $700,000 under the AMIP Plan for fiscal year 2005, provided she is employed by the Company on the payment date.

The Company agrees, subject to Compensation Committee approval, to grant Ms. Wei1 175,000 time-vesting stock options and 75,000 time-vesting shares of restricted stock. Such award of stock options will vest and the restrictions on such award of restricted stock will lapse 50% on March 31, 2006 and 50% on March 31, 2007. The exercise price of such stock options will be the closing price of the Company’s Common Stock on the business day immediately preceding the Start Date. If Ms. Weil’s employment is terminated by the Company without “Cause” or by Ms. Weil for “Good Reason” (as those terms are defined in the Agreement) such awards of stock options and restricted stock will continue to vest in accordance with their respective vesting schedules as if no such termination had occurred, and such stock options will remain exercisable until the 90th day after the final vesting date.

The Company also agrees to grant Ms. Weil, subject to Compensation Committee approval, 50,000 performance-vesting stock options and 50,000 performance-vesting shares of restricted stock, the vesting terms and performance metrics of which will be aligned with grants to be awarded to Ms. Krill on her becoming Chief Executive Officer.

If the Company terminates Ms. Weil for reasons other than “Cause” or if she voluntarily leaves for “Good Reason” (as such terms are defined in the Agreement), she is entitled to receive a minimum severance equal to 12 months of her base salary at the termination date, subject to entering into a severance agreement including a general release, restrictions on soliciting or hiring the Company’s associates and confidentiality. If her employment terminates following a “Change in Control” (as defined in the Company’s Special Severance Plan), she will be covered by the terms of the Special Severance Plan and will be entitled to receive the product of the sum of her annual base salary and average AMIP Plan and LTIP Plan bonuses for 3 years multiplied by 2.5, even if such plan is amended to be less favorable to her or terminated prior to her termination of employment following a Change in Control.

Ms. Weil will be entitled to receive all benefits generally available to senior executives of the Company. The Company also agrees to defend her and reimburse her for all reasonable expenses she may incur arising in connection with a claim by her former employer solely relating to her acceptance of employment with the Company, other than a claim relating to her disclosure or use of any confidential or proprietary information of such employer or breach of any agreement with such employer.

Ms. Weil, 48, served as Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a retailer, since 1995.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

10.1	Agreement between AnnTaylor Stores Corporation and Laura Weil, dated as of August 29, 2005.

99.1	Press Release of AnnTaylor Stores Corporation, dated August 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNTAYLOR STORES CORPORATION

	By:	/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Date: August 31, 2005		Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement between AnnTaylor Stores Corporation and Laura Weil dated as of August 29, 2005.

99.1	Press Release issued by AnnTaylor Stores Corporation on August 31, 2005.